Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

DUKE REALTY REPORTS

FOURTH QUARTER AND FULL YEAR 2011 RESULTS

2011 Core FFO per share of $1.15 at High End of Guidance

Significant Asset Repositioning Executed In-Line with Strategy

Key Operating Metrics Reflect Strong Performance

2012 Core FFO Guidance Issued

(INDIANAPOLIS, January 25, 2012) – Duke Realty Corporation (NYSE: DRE), a leading industrial, office and medical office property REIT, today reported results for the fourth quarter and full year 2011.

“We finished 2011 with an outstanding fourth quarter and made significant progress towards our asset, operating and capital strategic objectives,” said Dennis D. Oklak, chairman and chief executive officer. “For the fourth quarter, we closed the $1 billion Blackstone sale and executed over $388 million of acquisitions. Operationally, we delivered Core FFO of $0.30 cents per share and achieved portfolio occupancy of 90.7 percent, a 160 basis points improvement over the prior year end. We also extended our unsecured line of credit for up to five years at less than half the cost of the previous facility. For the full year, we executed over 24.5 million square feet of leases and in alignment with our asset repositioning strategy closed $1.65 billion of asset dispositions and nearly $750 million of acquisitions. We also reduced our unsecured debt obligations and preferred equity by over $610 million, while closing the year with over $210 million in cash, which will be used for future property investment and de-leveraging.”

Duke Realty Reports Fourth Quarter and Year End 2011 Results

January 25, 2012

Operating Highlights

Core funds from operations per diluted share (“Core FFO”) was $0.30 for the quarter and $1.15 for the year. Funds from Operations per diluted share (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) was $0.24 for the quarter and $1.07 for the year. FFO, as defined by NAREIT, for the quarter included $12.9 million of impairment charges on land which is being held for sale and $3.4 million of severance charges neither of which are included in Core FFO. FFO, as defined by NAREIT, for the year also included a $3.8 million adjustment related to the redemption of our preferred N shares and $1.2 million of net acquisition costs, neither of which are included in Core FFO.

•	Strong operating momentum:

•	Overall portfolio occupancy remained steady for the quarter and for the year increased to 90.7 percent.
•	Tenant retention rate was 78.5 percent for the quarter and 68.8 percent for the year.
•	Over 24.5 million square feet of leases were completed for the year.
•	Same property net operating income growth was positive 4.7 percent for the quarter and 3.2 percent for the year.

•	Significant asset strategy execution:

•	Closed $388 million of bulk industrial and medical office building acquisitions for the quarter; and $747 million of total acquisitions for the year.
•

Generated over $1.1 billion of proceeds from dispositions during the quarter, primarily from the 79 building suburban office portfolio sale to Blackstone; $1.65 billion in total disposition proceeds for the year.

•

Achieved significant progress on our investment concentration objectives with our portfolio mix now at 54% industrial, 33% office, 9% medical office and 4% retail versus our strategic goal of 60% industrial, 25% office and 10% medical office.

•	Successful capital strategy achievement:

•	Reduced unsecured debt by over $500 million and redeemed preferred equity of $110 million during the year.
•

Executed an early renewal of our $850 million unsecured revolving credit facility, and increased the potential maximum facility size to $1.25 billion, at significantly lower cost and extended the term up to five years.

•	Concluded the year with over $210 million in cash.

•	2012 Core FFO guidance introduced at $0.94 to $1.06 per share.

Duke Realty Reports Fourth Quarter and Year End 2011 Results

January 25, 2012

Financial Performance

•

Core FFO per share for the fourth quarter was $0.30 compared with $0.28 for the fourth quarter of 2010. The improved result is primarily attributable to an increase in property and service operations income in the fourth quarter of 2011 over 2010. Core FFO per share for the year ended 2011 was $1.15, equal to the prior year. A reconciliation of FFO as defined by NAREIT to Core FFO is included in the financial tables included in this release.

•

Net income per diluted share (EPS) for fourth quarter 2011 was $0.17, as compared to $0.04 for the same quarter in 2010. Fourth quarter 2011 EPS was positively impacted by increased gains on sales of assets. EPS for the year was $0.11 compared to a loss of $0.07 in 2010. The increase for 2011 was also attributable to a higher level of gains on sale of assets for the year compared to 2010.

Operating Performance

Operational highlights include:

•	Overall portfolio occupancy, including projects under development, remained steady at 90.7 percent from the third quarter, and increased 160 basis points from year-end 2010 occupancy of 89.1 percent.

•	Occupancy in the bulk distribution portfolio at year end was 91.9 percent, down from 92.4 percent at September 30, 2011, and increased 140 basis points from year-end 2010 occupancy of 90.5 percent.

•	Occupancy in the suburban office portfolio at year end was 85.6 percent, down from 85.9 percent at September 30, 2011, and decreased 10 basis points from year-end 2010 occupancy of 85.7.

•	Average tenant retention for the fourth quarter and year ended 2011 was 78.5 percent and 68.8 percent, respectively.

•

Same-property net operating income for the three months ended December 31, 2011 increased 4.7 percent over the same period of 2010. For the twelve months ended December 31, 2011, same property net operating income increased by 3.2 percent over the same period of 2010.

Duke Realty Reports Fourth Quarter and Year End 2011 Results

January 25, 2012

Real Estate Investment Activity

Acquisitions

The company has a comprehensive asset strategy, which provides for increasing investment in industrial and medical office assets. In alignment with this strategy, the company acquired over $388 million of industrial and medical office assets totaling over 4.8 million square feet in the fourth quarter of 2011, bringing the total acquisitions to $747 million for the year.

The fourth quarter included the following strategic acquisitions:

•	A portfolio of nine industrial buildings, eight in Chicago, IL and one in Los Angeles, CA, that were 100% leased and totaled 1.79 million square feet;

•	Two industrial buildings totaling 1.35 million square in Dallas, TX, that were 100% leased;

•	Two industrial buildings totaling 436,000 square feet in Chicago, IL, that were 100% leased;

•	A portfolio of three industrial buildings totaling 356,000 square feet in Minneapolis, MN, that were 100% leased;

•	Six medical office buildings totaling 363,000 square feet in Texas that were 97% leased;

•	Five medical office buildings totaling 279,000 square feet in Indiana that were 100% leased.

Development

Wholly Owned Properties

•

The company’s wholly owned development projects under construction at December 31, 2011 consist of four medical office projects totaling 295,000 square feet and a 344,000 square foot office building project. These projects are 84 percent pre-leased in the aggregate.

•	During the fourth quarter, the company started development of one medical office building. The project is 52,000 square feet and 52 percent pre-leased.

•	Additionally, two medical office buildings totaling 79,000 square feet were placed into service.

Duke Realty Reports Fourth Quarter and Year End 2011 Results

January 25, 2012

Joint Venture Properties

•	The company has one joint venture development project under construction at December 31, 2011, a 274,000 square foot medical office project which is 100 percent pre-leased to a single tenant.

Dispositions

Proceeds from fourth quarter building dispositions totaled $1.11 billion. Total dispositions for the year 2011, including land sales, were $1.65 billion.

Fourth quarter dispositions included the following:

•	As previously announced in December 2011, the company closed on the sale of a 79 building suburban office portfolio totaling over 9.8 million square feet;

•	A three building suburban office portfolio in Cleveland, OH, totaling 273,000 square feet;

•	A three building industrial portfolio in Atlanta, GA, totaling 278,000 square feet;

•	A 300,000 square foot industrial building located in Indianapolis, IN;

•	A 300,000 square foot industrial building located in Dallas, TX.

Dividends Declared

The company’s board of directors declared a quarterly cash dividend on the company’s common stock of $0.17 per share, or $0.68 per share on an annualized basis. The fourth quarter dividend will be payable February 29, 2012, to shareholders of record as of February 15, 2012.

The board also declared the following dividends on the company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date

Series J	DREPRJ	$0.414063	February 15, 2012	February 29, 2012

Series K	DREPRK	$0.406250	February 15, 2012	February 29, 2012

Series L	DREPRL	$0.412500	February 15, 2012	February 29, 2012

Series M	DREPRM	$0.434375	March 21, 2012	April 2, 2012

Series O	DREPRO	$0.523438	March 21, 2012	April 2, 2012

Duke Realty Reports Fourth Quarter and Year End 2011 Results

January 25, 2012

2012 Earnings Guidance

“We ended 2011 with another great year of success towards achieving our asset, operating and capital strategy objectives,” Mr. Oklak stated. “Our outlook for 2012 reflects cautious optimism that the economy will continue to slowly improve. Our guidance also factors in our 2011 repositioning activity and a lower level of service operations revenue as a result of the wind down of the BRAC construction project.”

The company announced full-year 2012 Core FFO guidance of $0.94 to $1.06 per share. The assumptions underlying the guidance are as follows:

1.	Core FFO per share dilution from the December 2011 Blackstone sale of $0.10-$0.12, consistent with transaction disclosure from the 4th quarter;

2.	Flat to modestly increased occupancy performance;

3.	Modest same property net operating income growth;

4.	Consistent overall construction starts, comprised of increased development activity offset by decreased third party construction;

5.	Continued progress on asset strategy execution and growth with net acquisitions for the year;

6.	A decrease in service operations income primarily related to the completion of the BRAC project;

7.	Relatively flat G & A expense.

More specific assumptions and components of 2012 Core FFO will be available by 6:00 p.m. EST today through the Investor Relations–Financials section of the company’s web-site.

Information Regarding FFO

Funds from Operations (“FFO”): FFO is computed in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) excluding gains (losses) on sales of depreciable property and extraordinary items (computed in accordance with generally accepted accounting principles (“GAAP”)); plus real estate related depreciation and amortization, and after similar adjustments for unconsolidated joint ventures. We believe FFO to be most directly comparable to net income as defined by GAAP. We believe that FFO should be examined in conjunction with net income (as defined by GAAP) as presented in the financial statements accompanying this release. FFO does not represent a measure of liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

Duke Realty Reports Fourth Quarter and Year End 2011 Results

January 25, 2012

Core Funds from Operations (“Core FFO”): Core FFO is computed as FFO adjusted for certain items that are generally non-cash in nature and that materially distort the comparative measurement of company performance over time. The adjustments include impairment charges, tax expenses or benefit related to (i) changes in deferred tax asset valuation allowances, (ii) changes in tax exposure accruals that were established as the result of the adoption of new accounting principles, or (iii) taxable income (loss) related to other items excluded from FFO or Core FFO (collectively referred to as “other income tax items”), gains (losses) on debt transactions, adjustments on the repurchase of preferred stock, gains (losses) on and related costs of acquisitions, and severance charges related to major overhead restructuring activities. Although our calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance.

Adjusted Funds from Operations (“AFFO”): AFFO is defined by the company as Core FFO (as defined above), less recurring building improvements and second generation capital expenditures, and adjusted for certain non-cash items including straight line rental income, non-cash components of interest expense and stock compensation expense, and after similar adjustments for unconsolidated partnerships and joint ventures.

About Duke Realty

Duke Realty owns and operates more than 136 million rentable square feet of industrial and office, including medical office, space in 18 major U.S. cities. Duke Realty is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index. More information about Duke Realty is available at www.dukerealty.com.

Fourth Quarter Earnings Call and Supplemental Information

Duke Realty is hosting a conference call tomorrow, January 26, 2012, at 3:00 p.m. EDT to discuss its fourth quarter operating results and 2012 guidance. All investors and other interested parties are invited to listen to the call. Access is available through the Investor Relations section of the company’s Web site.

A copy of the company’s supplemental information and a summary of the key assumptions of its 2012 Core FFO guidance will be available by 6:00 p.m. EDT today through the Investor Relations section of the company’s Web site.

Duke Realty Reports Fourth Quarter and Year End 2011 Results

January 25, 2012

Cautionary Notice Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding the company’s future financial position, projected financing sources, future transactions with joint venture partners, future dividends, and future performance, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s abilities to control or predict. Such factors include, but are not limited to, (i) general adverse economic and local real estate conditions, including the current economic recession; (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (iv) the company’s ability to raise capital by selling its assets; (v) changes in governmental laws and regulations; (vi) the level and volatility of interest rates and foreign currency exchange rates; (vii) valuation of joint venture investments, (viii) valuation of marketable securities and other investments; (ix) increases in operating costs; (x) changes in the dividend policy for the company’s common stock; (xi) the reduction in the company’s income in the event of multiple lease terminations by tenants; and (xii) impairment charges. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s filings with the Securities and Exchange Commission. The company refers you to the section entitled “Risk Factors” contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2010. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Contact Information:

Media:

Jim Bremner

317.808.6920

jim.bremner@dukerealty.com

Investors:

Ron Hubbard

317.808.6060

ron.hubbard@dukerealty.com

Duke Realty Corporation

Statement of Operations

December 31, 2011

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Rental and related revenue	$193,464	$179,841	$752,478	$678,795
General contractor and service fee revenue	112,178	100,971	521,796	515,361

	305,642	280,812	1,274,274	1,194,156

Expenses:
Rental expenses	37,590	37,491	147,173	137,348
Real estate taxes	23,216	22,406	103,724	89,718
General contractor and other services expenses	101,299	94,433	480,480	486,865
Depreciation and amortization	86,724	77,770	330,450	279,606

	248,829	232,100	1,061,827	993,537

Other Operating Activities
Equity in earnings (loss) of unconsolidated companies	(1,325)	455	4,565	7,980
Gain on sale of properties	1,638	32,745	68,549	39,662
Undeveloped land carrying costs	(1,913)	(2,051)	(8,934)	(9,203)
Impairment charges	(12,931)	—	(12,931)	(9,834)
Other operating expenses	(1,066)	(229)	(1,237)	(1,231)
General and administrative expense	(13,876)	(10,158)	(43,107)	(41,329)

	(29,473)	20,762	6,905	(13,955)

Operating income (loss)	27,340	69,474	219,352	186,664

Other income (expense)
Interest and other income, net	115	30	658	534
Interest expense	(55,590)	(50,029)	(223,053)	(189,094)
Loss on debt transactions	—	(55)	—	(16,349)
Acquisition-related activity	337	(1,693)	(1,188)	55,820

Income (loss) from continuing operations before income taxes	(27,798)	17,727	(4,231)	37,575

Income tax benefit	—	—	194	1,126
Income (loss) from continuing operations	(27,798)	17,727	(4,037)	38,701

Discontinued Operations:
Income (loss) before gain on sales	3,567	(579)	(536)	(6,493)
Gain on sale of depreciable properties	84,478	8,671	100,882	33,054

Income from discontinued operations	88,045	8,092	100,346	26,561

Net income	60,247	25,819	96,309	65,262
Dividends on preferred shares	(14,006)	(16,016)	(60,353)	(69,468)
Adjustments for redemption/repurchase of preferred shares	—	(294)	(3,796)	(10,438)
Net (income) loss attributable to noncontrolling interests	(1,276)	43	(744)	536

Net income (loss) attributable to common shareholders	$44,965	$9,552	$31,416	($14,108)

Basic net income (loss) per common share:
Continuing operations attributable to common shareholders	($0.17)	$0.01	($0.28)	($0.18)
Discontinued operations attributable to common shareholders	$0.34	$0.03	$0.39	$0.11

Total	$0.17	$0.04	$0.11	($0.07)

Diluted net income (loss) per common share:
Continuing operations attributable to common shareholders	($0.17)	$0.01	($0.28)	($0.18)
Discontinued operations attributable to common shareholders	$0.34	$0.03	$0.39	$0.11

Total	$0.17	$0.04	$0.11	($0.07)

Duke Realty Corporation

Statement of Funds From Operations

December 31, 2011

(In thousands, except per share amounts)

	Three Months Ended December 31, (Unaudited)
	2011			2010
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Attributable to Common Shareholders	$44,965			$9,552
Less: Dividends on share based awards expected to vest	(825)			(728)

Net Income Per Common Share- Basic	44,140	252,922	$0.17	8,824	252,130	$0.04
Add back:
Noncontrolling interest in earnings of unitholders	1,228	6,950		200	5,290
Other potentially dilutive securities

Net income Per Common Share- Diluted	$45,368	259,872	$0.17	$9,024	257,420	$0.04

Reconciliation to Funds From Operations (“FFO”)
Net Income Attributable to Common Shareholders	$44,965	252,922		$9,552	252,130
Adjustments:
Depreciation and amortization	93,250			96,098
Company share of joint venture depreciation and amortization	8,889			7,403
Earnings from depreciable property sales-wholly owned, discontinued operations	(84,478)			(8,671)
Earnings from depreciable property sales-wholly owned, continuing operations	(1,638)			(32,745)
Noncontrolling interest share of adjustments	(438)			(1,276)

Funds From Operations- Basic	60,550	252,922	$0.24	70,361	252,130	$0.28
Noncontrolling interest in income of unitholders	1,228	6,950		200	5,290
Noncontrolling interest share of adjustments	438			1,276
Other potentially dilutive securities		3,550			2,984

Funds From Operations- Diluted	$62,216	263,422	$0.24	$71,837	260,404	$0.28
Loss on debt transactions	—			55
Adjustments for redemption/repurchase of preferred shares	—			294
Impairment charges—non-depreciable properties	12,931			—
Acquisition-related activity	(337)			1,693
Overhead restructuring	3,407			—

Core Funds From Operations- Diluted	$78,217	263,422	$0.30	$73,879	260,404	$0.28

	Twelve Months Ended December 31, (Unaudited)
	2011			2010
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income (Loss) Attributable to Common Shareholders	$31,416			($14,108)
Less: Dividends on share based awards expected to vest	(3,243)			(2,513)

Net Income (Loss) Per Common Share- Basic	28,173	252,694	$0.11	(16,621)	238,920	($0.07)
Add back:
Noncontrolling interest in earnings of unitholders	859	6,904		—
Other potentially dilutive securities

Net Income (Loss) Per Common Share- Diluted	$29,032	259,598	$0.11	($16,621)	238,920	($0.07)

Reconciliation to Funds From Operations (“FFO”)
Net Income (Loss) Attributable to Common Shareholders	$31,416	252,694		($14,108)	238,920
Adjustments:
Depreciation and amortization	385,679			360,184
Company share of joint venture depreciation and amortization	33,687			34,674
Earnings from depreciable property sales-wholly owned, discontinued operations	(100,882)			(33,054)
Earnings from depreciable property sales-wholly owned, continuing operations	(68,549)			(39,662)
Earnings from depreciable property sales-JV	(91)			(2,308)
Noncontrolling interest share of adjustments	(6,644)			(7,771)

Funds From Operations- Basic	274,616	252,694	$1.09	297,955	238,920	$1.25
Noncontrolling interest in income (loss) of unitholders	859	6,904		(351)	5,950
Noncontrolling interest share of adjustments	6,644			7,771
Other potentially dilutive securities		3,588			2,934

Funds From Operations- Diluted	$282,119	263,186	$1.07	$305,375	247,804	$1.23
Loss on debt transactions	—			16,349
Adjustments for repurchases of preferred shares	3,796			10,438
Impairment charges—non-depreciable properties	12,931			9,834
Acquisition-related activity	1,188			(55,820)
Other income tax items	(194)			(1,126)
Overhead restructuring	3,407			—

Core Funds From Operations- Diluted	$303,247	263,186	$1.15	$285,050	247,804	$1.15

Duke Realty Corporation

Balance Sheet

December 31, 2011

(In thousands, except per share amounts)

	December 31, 2011	December 31, 2010

ASSETS:

Rental Property	$6,038,107	$7,032,889
Less: Accumulated Depreciation	(1,127,595)	(1,406,437)
Construction in Progress	44,497	61,776
Undeveloped Land	622,235	625,353

Net Real Estate Investments	5,577,244	6,313,581

Cash	213,809	18,384
Accounts Receivable	22,428	23,478
Straight-line Rents Receivable	108,392	135,294
Receivables on Construction Contracts, Including Retentions	40,247	7,564
Investments in and Advances to Unconsolidated Companies	364,859	367,445
Deferred Financing Costs, Net	42,268	46,320
Deferred Leasing and Other Costs, Net	463,983	545,787
Escrow Deposits and Other Assets	170,807	186,423

Total Assets	$7,004,037	$7,644,276

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Secured Debt	$1,173,233	$1,065,628
Unsecured Notes	2,616,063	2,948,405
Unsecured Line of Credit	20,293	193,046
Construction Payables and Amounts due Subcontractors	55,916	44,892
Accrued Real Estate Taxes	69,470	91,502
Accrued Interest	58,904	62,407
Accrued Expenses	60,230	63,175
Other Liabilities	131,735	130,711
Tenant Security Deposits and Prepaid Rents	38,935	54,607

Total Liabilities	4,224,779	4,654,373

Preferred Stock	793,910	904,540
Common Stock and Additional Paid-in Capital	3,597,117	3,576,242
Accumulated Other Comprehensive Loss	987	(1,432)
Distributions in Excess of Net Income	(1,677,328)	(1,533,740)

Total Shareholders’ Equity	2,714,686	2,945,610

Noncontrolling Interest	64,972	44,293

Total Liabilities and Equity	$7,004,437	$7,644,276